Exhibit 99.1

Xometry Appoints Lukas Biewald to its Board of Directors

AI entrepreneur and Weights & Biases co-founder joins Xometry board

North Bethesda, MD – May 21, 2026 – Xometry, Inc. (NASDAQ: XMTR) the global, AI-native marketplace connecting buyers and suppliers of custom manufacturing, announced the appointment of Lukas Biewald, co-founder and former CEO of Weights & Biases, and SVP, AI Initiatives at CoreWeave, Inc., to its Board of Directors.

“Lukas has spent his career building the platforms that AI teams actually rely on during production, most notably at Weights & Biases, where he helped establish the system of record for how the world's leading teams train and deploy models. That experience maps directly to what we're building at Xometry: AI that makes manufacturing capacity instantly accessible, starting with our AI-powered quoting engine,” said Randy Altschuler, CEO and Co-founder at Xometry. “As we scale that intelligence across supplier matching and agentic procurement workflows, having a board member who understands both the technical depth and the operator's discipline required to get AI right is exactly the kind of perspective we need.”

“Manufacturing is one of the most complex, data-intensive industries in the world, and Xometry has built the platform infrastructure to bring it into the AI era. As someone who has spent my career building tools that help engineers and developers work smarter, I have a deep appreciation for what this team has accomplished, and where it can go. I'm looking forward to contributing to the team,” said Lukas Biewald, SVP, AI Initiatives at CoreWeave.

Biewald joins the Xometry Board of Directors at a pivotal moment. The company has recently launched new AI capabilities — including personalized pricing and design-for-manufacturability (DFM) intelligence — that together move the platform toward a more autonomous procurement experience, with further enhancements in development. Biewald's background scaling AI platforms used by hundreds of thousands of engineers will directly inform how Xometry develops and operates these capabilities at marketplace scale.

About Lukas Biewald
Lukas Biewald is SVP of AI Initiatives at CoreWeave, Inc., and a founder with two successful exits whose work sits at the intersection of AI infrastructure and the engineering teams that build with it. He is the former CEO and co-founder of Weights & Biases — the AI developer platform used by more than 1 million engineers worldwide — which CoreWeave, Inc., acquired in 2025. Earlier in his career, Lukas founded Figure Eight (formerly CrowdFlower), a machine learning data platform, and served as Senior Scientist at Powerset as well as led the Search Relevance team at Yahoo! Japan. He holds a B.S. in Mathematics and an M.S. in Computer Science from Stanford University.

About Xometry

Xometry’s (NASDAQ: XMTR) AI-native marketplace, popular Thomasnet® industrial sourcing platform and suite of cloud-based services are rapidly digitizing the manufacturing industry. Xometry provides manufacturers the critical resources they need to grow their businesses and streamlines the procurement process for buyers through real-time pricing and lead time data. Learn more at xometry.com or follow Xometry on LinkedIn.

Media Contact
Lauran Cacciatori
VP Communications
773-610-0806
lauran.cacciatori@xometry.com

Investor Contact
Shawn Milne
VP Investor Relations
240-335-8132
shawn.milne@xometry.com

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